Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

LITTLE SQUAW GOLD MINING COMPANY

The undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation pursuant to the provisions of Alaska Statute 10.06.510.

I.

The name of the Corporation is Little Squaw Gold Mining Company.

II.

RESOLVED that Article Four of the Articles of incorporation be amended in its entirety to read as follows:

The aggregate number of shares which the corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of common stock having a par value of ten cents ($0.10) per share and Ten Million (10,000,000) shares of preferred stock having such par value per share, if any, as the directors may determine. The shares of preferred stock may be issued from time to time in one or more series, with each series to have a distinctive designation or title as may be fixed by the directors prior to the issuance of any shares thereof. The directors shall have all powers granted to a board of directors for the issuance of preferred stock including the provisions of AS 10.06.208 as currently in effect or as may be amended. The directors are authorized in the resolution or resolutions providing for the issuance of any unissued series of preferred stock to fix and determine the powers, rights, designations, preferences, qualifications, limitations, voting rights and restrictions on any such series; the board of directors is further authorized to fix the number of preferred shares constituting any series and to increase or decrease the number of preferred shares of such series but not below the number of preferred shares of such series then outstanding.

RESOLVED that Article Seven of the Articles of incorporation be amended in its entirety to read as follows:

The management of this corporation shall be vested in a board of directors; the number of directors shall not be less than five nor more than fifteen. The number, qualifications, compensation, terms of office, manner of election, time and place of meeting, and powers and duties of the directors shall be such as are prescribed by the bylaws of the corporation. The authority to make bylaws for the corporation is vested exclusively in the board of directors of this corporation, and the board of directors may adopt, alter, amend or repeal such bylaws and provisions for the regulation and management of the affairs of the corporation as shall be consistent with the laws of the State of Alaska and these Articles of Incorporation. The shareholders shall not have the right to adopt, alter, amend or repeal the bylaws and provisions for the regulation and management of the affairs of the corporation.

RESOLVED that the Articles of Incorporation shall be amended to add a new Article Nine to state as follows:

A director of the corporation shall not be liable for monetary damages for a breach of fiduciary duty as a director provided, however, that a director shall remain liable for breach of a director's duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, willful or negligent conduct involved in the payment of dividends or the repurchase of stock from other than lawfully available funds, or a transaction from which the director derives an improper personal benefit.

The corporation shall have the power to indemnify any directors, officers or former directors or officers of the corporation or any person who may have served at the corporation's request as a director or officer of another corporation against expenses actually and reasonably incurred by such person in connection with the defense of any action, suit or proceeding, civil or criminal, in which he or she becomes a party by reason of being or having been such director or officer, to the full extent permitted by the laws of the State of Alaska as such laws at any time may be in force and effect. The corporation also, to the full extent permitted by the laws of the State of Alaska, shall have the power to enter into an agreement to advance the expenses and litigation costs of any director or former director, subject, however, to the provisions of AS 10.06.490(e) or any subsequent or similar provision of Alaska law.  The indemnification so authorized shall continue in effect as it relates to all acts or omissions committed while the director held his or her position, notwithstanding his or her subsequent resignation or removal from that position, and the indemnification shall inure to the benefit of the heirs, executors and administrators of that person or his or her estate.

III.

The Amendments to the Articles of Incorporation were adopted by the Board of Directors on October 11, 2003.  The Amendments to the Articles of Incorporation were adopted by the shareholders on January 23, 2004.  The number of shares outstanding and entitled to vote is 11,998,636.  The number of shares voted for, against, and abstaining from each Amendment is as follows:

Article No.	Shares For:	Shares Against:	Shares Abstain
Four	8,443,048	65,215	20,651
Seven	8,455,793	41,320	31,801
Nine	8,307,067	124,341	97,506

DATED this 23rd day of January, 2004.

LITTLE SQUAW GOLD MINING CO.

By:

/s/ Richard R. Walters

      Richard R. Walters, President

By:

/s/ Becky Corigliano

      Becky Corigliano, Secretary

STATE OF WASHINGTON

)

)ss.

County of Spokane

)

I certify that I know or have satisfactory evidence that RICHARD R. WALTERS, is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the President of LITTLE SQUAW GOLD MINING COMPANY, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated January 23, 2004.

   /s/ Lawrence R. Small

Print Name:

Notary Public in and for the State of

Washington, residing at

My Commission Expires:

STATE OF WASHINGTON

)

)ss.

County of Spokane

)

I certify that I know or have satisfactory evidence that BECKY CORIGLIANO, is the person who appeared before me, and said person acknowledged that she signed this instrument, on oath stated that she was authorized to execute the instrument and acknowledged it as the Secretary of LITTLE SQUAW GOLD MINING COMPANY, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated January 23, 2004.

   /s/ Lawrence R. Small

Print Name:

Notary Public in and for the State of

Washington, residing at

My Commission Expires: